Neuro-Hitech Reports Cognitive Improvement From Phase Two Clinical Trial of Huperzine A In Alzheimer’s Disease Patients

NEW YORK, NY - February 1, 2008 - Neuro-Hitech, Inc. (NASDAQ: NHPI), a New York-based biopharmaceutical company focused on developing innovative drugs for the treatment of neurodegenerative diseases, today announced top-line results from the double-blind part of a phase 2 clinical trial of Huperzine A in mild to moderate Alzheimer’s disease (AD) patients.

The phase 2 clinical trial was conducted in the United States in collaboration with the National Institute on Aging and the Alzheimer’s Disease Cooperative Study Group (ADCS). The study is a multi-center, randomized, double-blind, placebo-controlled trial in 210 patients with mild to moderate Alzheimer’s disease. The trial compared the safety, tolerability and efficacy of either 200 or 400 micrograms of Huperzine A administered orally twice a day for 16 weeks versus placebo. The study measured the efficacy of Huperzine A on cognitive function, activities of daily living and behavior. Of the 210 patients enrolled in this study approximately half received concomitant treatment with Namenda® an FDA approved drug for Alzheimer’s disease.

Results showed that there was no statistical difference in the mean change on AD Assessment Scale- Cognitive (ADAS-Cog) scores, the primary endpoint, after 16 weeks treatment with Huperzine A 200 micrograms bid compared to placebo (p=0.81). However, data demonstrated that the higher dose tested, 400 micrograms bid, showed cognitive enhancement on the ADAS-Cog versus placebo. The maximum cognitive improvement was observed at week 11 of treatment (p=0.001). Over 16 weeks Huperzine A (400 micrograms bid) improved cognition compared to placebo (p=0.03) and there was a trend to cognitive improvement over placebo at week 16 (p=0.069). In this clinical trial, there was an unexpected improvement in cognition in the placebo group at week 16 versus baseline.

On other secondary endpoints, including clinical global impression of change (ADCS-CGIC) and the Neuropsychiatric Inventory (NPI) there was no statistical difference between placebo and either 200 or 400 micrograms bid after 4 months treatment. However, there was a trend to improvement on activities of daily living (ADCS-ADL) with 400 micrograms bid (p=0.077).

Huperzine A was safe and well tolerated. Overall the incidence of adverse events during the study was similar between both doses of Huperzine A and placebo.

Gary T. Shearman, Ph. D. President and Chief Executive Officer of Neuro-Hitech stated, “Although this clinical trial did not meet the primary endpoint, we are encouraged that the higher dose of Huperzine A studied improved cognitive performance compared to placebo and that the drug was safe and well tolerated in mild to moderate Alzheimer’s patients. The main purpose of this Phase 2 clinical trial was to gather data to inform us on the appropriate design of the pivotal Phase 3 registration studies required for marketing approval of Huperzine A.”

Paul Aisen, MD, Director of the ADCS, Professor of Neurosciences at the University of California, San Diego and Principal Investigator for this clinical study stated, “This US Phase II trial has clearly demonstrated efficacy of Huperzine A in the treatment of AD. Completion of the planned analyses, including examination of drug levels and cholinesterase inhibition, will be valuable in the design of further studies. I look forward to continued development of the compound with exploration of possible disease-modifying effects.”

Following completion of the double-blind part of this clinical trial, subjects were invited to receive Huperzine A treatment in an open-label fashion for up to one year. Eight two percent of subjects accepted this invitation.

CONFERENCE CALL: Neuro-Hitech plans to sponsor a conference call for investors to discuss these results on Monday, February 4, 2008, at 12:00 p.m. EST. Joining Neuro-Hitech will be Paul Aisen, MD, Principal Investigator for this clinical study. Investors may listen to the call by dialing 866-901-2585 or 404-835-7099, ten to fifteen minutes before the start of the call. Interested parties who wish to listen to the webcast should visit the Neuro-Hitech web-site at www.neurohitech.com. The archive of the conference call will be available approximately two days after the conference call and will be available for several days.

About Huperzine A

Huperzine A is a naturally occurring alkaloid compound derived from the club moss Huperzia serrata. Huperzine A is a highly potent and selective reversible inhibitor of acetylcholinesterase. In addition, Huperzine A possesses neuroprotective properties against glutamate induced neuronal toxicity at the NMDA receptor and has antioxidative properties. Furthermore, Huperzine A reduces the neurotoxic effects of B-amyloid and diminishes B-amyloid generation. In addition to the oral formulation currently being clinically studied, NHPI is also developing the drug in a transdermal patch.

About Neuro Hitech, Inc.

Neuro-Hitech, Inc. is a New York-based biopharmaceutical company that is focused on developing innovative drugs for the treatment of neurodegenerative diseases. Our lead product candidate, Huperzine A, is being clinically tested for safety and efficacy in the treatment of Alzheimer's disease. The company’s other programs include innovative compounds for epilepsy and disease-modifying compounds for Alzheimer’s disease that block aggregation of B-amyloid and tau-proteins.

More information about Neuro-Hitech can be found online at www.neurohitech.com.

About Alzheimer’s Disease1

Alzheimer’s disease is a progressive neurodegenerative disorder that attacks the brain’s nerve cells or neurons, resulting in loss of memory, thinking and language skills and behavioral changes. Alzheimer’s disease is the most common cause of dementia, or loss of intellectual function among people aged 65 and older.

1 Alzheimer’s Foundation of America website

About the Alzheimer’s Disease Cooperative Study

The Alzheimer's Disease Cooperative Study (ADCS) is a consortium of approximately 35 academic medical centers funded by the National Institute on Aging for the purpose of conducting clinical trials in Alzheimer's disease.

More information about ADCS can be found online at https://adcs.ucsd.edu/.

FORWARD-LOOKING STATEMENTS

This press release contains forward-looking statements (as defined in Section 27A of the Securities Act and Section 21E of the Exchange Act). To the extent that any statements made in this press release contain information that is not historical, these statements are essentially forward-looking. Forward-looking statements can be identified by the use of words such as "expects," "plans," "will," "may," "anticipates," "believes," "should," "intends," "estimates," "projects" and other words of similar meaning. These statements are subject to risks and uncertainties that cannot be predicted or quantified and consequently, actual results may differ materially from those expressed or implied by such forward-looking statements. Such risks and uncertainties include those outlined in "Risk Factors" found within our Annual Report on Form 10-KSB and include, without limitation, Neuro-Hitech's limited cash and ability to raise capital to finance the growth of Neuro-Hitech's operations, the ability of Neuro-Hitech to develop its products and obtain necessary governmental approvals, Neuro-Hitech's ability to protect its proprietary information, Neuro-Hitech's ability to attract or retain qualified personnel, including scientific and technical personnel and other risks detailed from time to time in Neuro-Hitech's filings with the SEC, or otherwise.

Contact:

Company Contact:
David Barrett, CFO
Neuro-Hitech, Inc.
212-594-1215

Brandon D. Lewis
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